Pricing Supplement No. 4 Dated March 31, 2000
(To Prospectus Dated January 6, 2000
  and Prospectus Supplement Dated January 31, 2000)

                                                                  Rule 424(b)(3)
                                                          Registration Statement
                                                                    No-333-91953
                               U.S.$12,000,000,000
                            Ford Motor Credit Company
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue


         Ford Motor Credit Company has designated $500,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Chase Securities Inc. has agreed to purchase $500,000,000 aggregate principal amount of the Notes at a price of 100% of their principal amount for resale at varying prices related to prevailing market prices determined by Chase Securities Inc. at the time of resale.

         Issue Date:                  April 5, 2000

         Maturity Date:               April 5, 2002

         Principal Amount:            $500,000,000

         Interest Rate Basis:         LIBOR Telerate having an
                                      Index Maturity of
                                      three months plus 3 basis
                                      points (0.03%)

         Interest Reset Dates:        On the Issue Date and thereafter
                                      quarterly on the 5th day of each
                                      January, April, July and
                                      October, until the Notes are
                                      paid in full

         Interest Payment Dates:      Quarterly on the 5th day of each
                                      January, April, July and October,
                                      beginning July 5, 2000, and at
                                      Maturity

         CUSIP No.:                   3454024X6

         Interest Determination
         Date:                        Two London banking days prior to
                                      each Interest Reset Date

         Reference Agent:             The Chase Manhattan Bank

                              CHASE SECURITIES INC.